UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

(AMENDMENT NO. )

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Vislink Technologies, Inc.

(Name of Registrant as Specified In Its Charter)

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EXPLANATORY NOTE

On June 8, 2020, Vislink Technologies, Inc. (the “Company”) distributed a letter by e-mail (the “Letter”) from Carleton “Mickey” Miller, the Company’s Chief Executive Officer, to the Company’s shareholders regarding the Company’s upcoming Annual Meeting of Shareholders scheduled to be held on Wednesday, June 17, 2020. The Letter supplements the Definitive Proxy Statement that the Company filed with the Securities and Exchange Commission (the “SEC”) on March 30, 2020, and the Definitive Additional Materials that the Company filed with the SEC on April 17, 2020, April 21, 2020, May 7, 2020, May 21, 2020, June 2, 2020 and June 4, 2020.

Below is a copy of the Letter.

Dear Vislink Technologies Shareholder,

Did you see our equipment in action during the recent NASA/SpaceX launch? This was very exciting for our team, but not surprising. Our technology is used behind the scenes in many areas of our daily lives.

This is just one of the reasons I joined Vislink in January 2020. I saw a company that had great people and technology, a solid customer base, and a promising future.

I want to take this opportunity to speak with you about our commitment to our shareholders.

●	We will make investment decisions based on long-term growth and shareholder value, making bold accretive investments when we see opportunities to gain market share and leadership advantage.
●	We will continue to develop a cost-conscious culture that spends wisely. We believe in a lean organization with nimble, but scalable operations for growth.
●	We will leverage emerging technologies such as machine learning, 5G, cloud and edge computing to bring unique, differentiated experiences to our markets.
●	We will be a customer-focused organization in every aspect of our business.
●	We will continue to make sophisticated products that are reliable and easy-to-use.

Here is what we’ve accomplished in my first 90 days as CEO.

●	In March 2020, Vislink introduced IPLink 3.0—our next generation microwave radio to our product offerings, which allows operators to double data capacity all within the same RF channel bandwidth. Learn more here.
●	We took actions to put Vislink’s finances on a stable footing and provide a pathway to future business success. We implemented an OPEX cost reduction plan aligning costs with revenue, and have already achieved considerable savings, particularly in general and administrative expenses through headcount and other cost reductions. We expect to record additional cost savings in subsequent quarters.

●	We optimized our supply chain, which has improved our ability to deliver our backlog and capture new business.
●	We focused our teams in four solution areas: Live Event Production, Military/Government, Satellite Communications, and Managed Service. We hired new operational leadership to lead these areas to focus on targeted product differentiation and customer-focused decision-making.
●	We have taken the necessary steps to weather the potential economic slowdown caused by the effects of COVID-19, including securing funding under the Paycheck Protection Program and maintaining essential business operations. To proactively manage our costs our Board of Directors and our entire team have taken a 40% salary reduction for Q2.

If you have not yet voted upon the proposals ahead of our upcoming annual meeting of stockholders, which has been adjourned to Wednesday, June 17, 2020, we specifically request that you do so as soon as possible and that you support the recommendations of our Board to vote “YES” for each proposal. If you have already voted “NO” on Proposal 3, we urge you to reconsider your vote. Your vote is important regardless of the number of shares you own. Furthermore, if you were a holder of record on February 20, 2020 and have since sold your shares, you are still entitled to vote.

There are three key reasons that we may want to implement a reverse split: we want to remain listed on Nasdaq, attract institutions that will support our stock, and be in a position to use our stock for an accretive growth acquisition.

How do I vote?

Call our proxy solicitor, Laurel Hill Advisory Group, at 1-888-742-1305.

If you prefer that someone give you a call, click here.

Thank you for taking the time to vote and for your continued interest in Vislink.

Very truly yours,

Carleton “Mickey” Miller

Chief Executive Officer

Email: cmm@vislink.com